CERTIFICATE OF AMENDMENT

TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

MANDATORILY CONVERTIBLE CUMULATIVE NON-VOTING PERPETUAL

PREFERRED STOCK, SERIES B

OF

SUN BANCORP, INC.

Pursuant to Section 14A:7-2(4) of the New Jersey Business Corporation Act

The undersigned DOES HEREBY CERTIFY:

FIRST: The name of the corporation is SUN BANCORP, INC.

SECOND: That the following resolution was duly adopted by the Board of Directors of Sun Bancorp, Inc., a New Jersey corporation (hereinafter called the “Corporation”), at a meeting duly convened and held on July 7, 2010, at which a quorum was present and acting throughout:

RESOLVED, that pursuant to the provisions of the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) and applicable law, a series of Preferred Stock, par value $1.00 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1.   Designation. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Mandatorily Convertible Cumulative Non-Voting Perpetual Preferred Stock, Series B” (the “Series B Preferred Stock”). The number of shares constituting such series shall be 100,000.  The par value of the Series B Preferred Stock shall be $1.00 per share, and the liquidation preference shall be $1,000 per share.

Section 2.   Ranking. The Series B Preferred Stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (i) on a parity with each class or series of equity securities of the Corporation the terms of which do not expressly provide that such class or series will rank senior or junior to the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Parity Securities”), and (ii) senior to the Corporation’s common stock, par value $1.00 per share (the “Common Stock”), and each other class or series of capital stock of the Corporation outstanding or established after the Effective Date by the Corporation the terms of which do not expressly provide that it ranks on a parity with or senior to the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Junior Securities”).  The Corporation has the power to authorize and/or issue additional shares or classes or series of Junior Securities or Parity Securities without the consent of the Holders.

Section 3.   Definitions. The following initially capitalized terms shall have the following meanings, whether used in the singular or the plural:

(a)   “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(b)   “Applicable Conversion Price” means the Conversion Price in effect at any given time.

(c)   “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation after the Effective Date, other than issuances for which there shall be no adjustment to the Applicable Conversion Price pursuant to Section 10(d) below.

(d)   “As-Converted Basis” shall mean, for the purpose of determining the number of shares of Common Stock outstanding, a basis of calculation which takes into account (a) the number of shares of Common Stock actually issued and outstanding at the time of such determination, and (b) the number of shares of Common Stock that are then issuable upon the exercise or conversion of all outstanding securities or rights convertible into or exercisable for Common Stock, including without limitation, the Series B Preferred Stock and stock options for the purchase of any shares of Common Stock or Series B Preferred Stock.

(e)   “Business Day” means any day that is not Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.

(f)   “Certificate of Amendment” means this Certificate of Amendment of Sun Bancorp, Inc., dated September 20, 2010.

(g)   “Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on the NASDAQ Stock Market on such date.  If the Common Stock is not traded on the NASDAQ Stock Market on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

For purposes of this Certificate of Determination, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock on the NASDAQ Stock Market shall be such closing sale price and last reported sale price as reflected on the website of the NASDAQ Stock Market (http://www.nasdaq.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the NASDAQ Stock Market and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the NASDAQ Stock Market shall govern.  If the date of determination is not a Trading Day, then such determination shall be made as of the last Trading Day prior to such date.

(h)   “Common Stock” has the meaning set forth in Section 2.

(i)   “Conversion Price” means for each share of Series B Preferred Stock, $4.00, provided that the foregoing shall be subject to adjustment or limitation as set forth herein.

(j)   “Corporation” means Sun Bancorp, Inc., a New Jersey corporation.

(k)    “Current Market Price” means, on any date, the average of the daily Closing Price per share of the Common Stock or other securities on each of the five consecutive Trading Days preceding the earlier of the day before the date in question and the day before the Ex-Date with respect to the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.

(l)   “Effective Date” means the date on which shares of the Series B Preferred Stock are first issued.

(m)   “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

(n)   “Exchange Property” has the meaning set forth in Section 11(a).

(o)   “Ex-Date”, when used with respect to any issuance or distribution, means the first date on which the Common Stock or other securities trade without the right to receive the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.

(p)   “First Dividend Payment Date” has the meaning set forth in Section 4(b).

(q)   “Fundamental Change” means the occurrence of the consummation of any consolidation or merger of the Corporation or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, to any Person other than one or more of the Corporation’s subsidiaries, in each case pursuant to which the Common Stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the Persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, voting shares of the Corporation immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the continuing or surviving Person immediately after the transaction.

(r)   “Holder” means the Person in whose name the shares of the Series B Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of the shares of Series B Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

(s)           “Investor” means WLR SBI AcquisitionCo, LLC.

(t)   “Junior Securities” has the meaning set forth in Section 2.

(u)   “Liquidation Preference” means, as to the Series B Preferred Stock, $1,000 per share (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series B Preferred Stock).

(v)   “Mandatory Conversion Date” means, with respect to the shares of Series B Preferred Stock, the third Business Day after which the Corporation has received the Shareholder Approvals (or if a Reorganization Event has theretofore been consummated, the date of consummation of such Reorganization Event), provided, however, that if a Mandatory Conversion Date would otherwise occur on or after an Ex-Date for an issuance or distribution that results in an adjustment of the Conversion Price pursuant to Section 10 and on or before the Record Date for such issuance or distribution, such Mandatory Conversion Date shall instead occur on the first calendar day after the Record Date for such issuance or distribution.

(w)   “Notice of Mandatory Conversion” has the meaning set forth in Section 9(a).

(x)   “Parity Securities” has the meaning set forth in Section 2.

(y)   “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(z)   “Preferred Dividend Payment Dates” has the meaning set forth in Section 4(b).

(aa)   “Preferred Dividend Period” has the meaning set forth in Section 4(c).

(bb)   “Preferred Dividend Rate” means, with respect to any Preferred Dividend Period, 14.0%.

(cc)   “Purchase Agreement” means the Securities Purchase Agreement by and between the Corporation and WLR SBI AcquisitionCo, LLC, dated as of July 7, 2010.

(dd)   “Record Date” has the meaning set forth in Section 4(d).

(ee)   “Reorganization Event” has the meaning set forth in Section 11(a).

(ff)   “Series B Preferred Stock” has the meaning set forth in Section 1.

(gg)   “Shareholder Approvals” means (i) the approval of the shareholders of the Corporation necessary to amend the Certificate of Incorporation to increase the number of authorized shares of Common Stock to 100,000,000 and (ii) the approval of the shareholders of the Corporation necessary to approve the issuance of all shares of Common Stock as contemplated by the Purchase Agreement and the other agreements referred to therein, including conversion of the Series B Preferred Stock into Common Stock, for purposes of Rule 5635 of the NASDAQ Stock Market Rules.

(hh)   “Subsequent Dividend Payment Date” has the meaning set forth in Section 4(b).

(ii)   “Trading Day” means a day on which the shares of Common Stock:

(i)   are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

(ii)   have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

(jj)   “Violation” means a violation of the shareholder approval requirements of Rule 5635 of the NASDAQ Stock Market Rules.

Section 4.   Dividends.  (a)  From and after the Effective Date, the Holders shall be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of funds legally available therefor, cumulative dividends of the type and in the amounts determined as set forth in this Section 4, and no more.

(b)   Commencing on the Effective Date, dividends shall accrue and shall be payable on the date that is 180 days from the Effective Date (the “First Dividend Payment Date”) and thereafter, semi-annually in arrears on January 1 and July 1 of each year (each, a “Subsequent Dividend Payment Date” and together with the First Dividend Payment Date, the “Preferred Dividend Payment Dates”) or, if any such day is not a Business Day, the next Business Day.  Dividends payable pursuant to this Section 4, if, when and as declared by the Board of Directors or a duly authorized committee of the Board of Directors, will be, for each outstanding share of Series B Preferred Stock, payable in cash at an annual rate equal to the Preferred Dividend Rate.

(c)   Dividends payable pursuant to Section 4 will be computed on the basis of a 360-day year of twelve 30-day months and, for any Preferred Dividend Period greater or less than a full Preferred Dividend Period, will be computed on the basis of the actual number of days elapsed in the period divided by 360.  Each of (1) the period from the Effective Date to but excluding the First Dividend Payment Date, (2) the period from and including the First Dividend Payment Date to but excluding the first Subsequent Dividend Payment Date, and (3) thereafter, each period from and including a Subsequent Dividend Payment Date to but excluding the following Subsequent Dividend Payment Date, is herein referred to as a “Preferred Dividend Period”.

(d)   Each dividend will be payable to Holders of record as they appear in the records of the Corporation on the applicable record date (each, a “Record Date”), which with respect to dividends payable pursuant to this Section 4, shall be on the fifteenth day of the month immediately prior to the month in which the relevant Preferred Dividend Payment Date occurs.

(e)   Dividends on the Series B Preferred Stock are cumulative.  Such dividends shall begin to accrue and be cumulative from the Effective Date (in the case of the shares of Series B Preferred Stock issued on the Effective Date) or from the date in which such shares were issued (in the case of shares issued on any other date), shall compound at the Preferred Dividend Rate on each subsequent Preferred Dividend Payment Date (i.e., no dividends shall accrue on another dividend unless and until the first Preferred Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable semi-annually in arrears on each Preferred Dividend Payment Date, commencing with the First Dividend Payment Date.

(f)   So long as any shares of Series B Preferred Stock remain outstanding, if all dividends payable pursuant to Section 4 on all outstanding shares of the Series B Preferred Stock for any Preferred Dividend Period have not been paid, the Corporation shall not (x) declare or pay dividends with respect to, or, directly or indirectly, redeem, purchase or acquire any of its Junior Securities or (y) directly or indirectly, redeem, purchase or acquire any of its Parity Securities, other than, in each case, (i) redemptions, purchases or other acquisitions of Junior Securities or Parity Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment plan, (ii) any declaration of a dividend in connection with any shareholders’ rights plan, or the issuance of rights, stock or other property under any shareholders’ rights plan, or the redemption or repurchase of rights pursuant thereto, (iii) conversions or exchanges of Junior Securities or Parity Securities for Junior Securities or Parity Securities and (iv) any purchase of fractional interests in shares of the Corporation’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged.  If dividends payable pursuant to Section 4 for any Preferred Dividend Payment Date are not paid in full and there are issued and outstanding shares of Parity Securities with the same Preferred Dividend Payment Date (or, in the case of Parity Securities having dividend payment dates different from the Preferred Dividend Payment Dates, on a dividend payment date falling within a Preferred Dividend Period applicable to such Preferred Dividend Payment Date), then all dividends declared on shares of the Series B Preferred Stock and such Parity Securities on such date or dates, as the case may be, shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as full semi-annual dividends per share payable on the shares of the Series B Preferred Stock pursuant to Section 4 and all such Parity Securities otherwise payable on such Preferred Dividend Payment Date (or, in the case of Parity Securities having dividend payment dates different from the Preferred Dividend Payment Dates, on a dividend payment date falling within a Preferred Dividend Period applicable to such Preferred Dividend Payment Date) (subject to such dividends on such Parity Securities having been declared by the Board of Directors out of legally available funds and including, in the case of any such Parity Securities that bear cumulative dividends, all accrued but unpaid dividends) bear to each other.

(g)   If the Mandatory Conversion Date with respect to any share of Series B Preferred Stock is prior to the Record Date with respect to the First Dividend Payment Date or the Record Date applicable to any Subsequent Dividend Payment Date, the Holder of such share of Series B Preferred Stock will not have the right to receive any dividends on the Series B Preferred Stock with respect to such Preferred Dividend Payment Date, provided that this shall not affect any rights to receive any accrued but unpaid dividends on the Series B Preferred Stock attributable to any Dividend Period completed prior to the Mandatory Conversion Date.

Section 5.   Liquidation. (a) In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, the Holders at the time shall be entitled to receive liquidating distributions in an amount per share of Series B Preferred Stock equal to the greater of (i) the Liquidation Preference per share of Series B Preferred Stock plus an amount equal to any accrued but unpaid dividends thereon to and including the date of such liquidation and (ii) 110% of the payment or distribution to which the Holder of one share of Series B Preferred Stock would be entitled if such share were converted into Common Stock immediately before such liquidation, dissolution or winding-up, out of assets legally available for distribution to the Corporation’s shareholders, before any distribution of assets is made to the holders of the Common Stock or any other Junior Securities.  After payment of the full amount of such liquidation distribution, the Holders shall not be entitled to any further participation in any distribution of assets by the Corporation.

(b)   In the event the assets of the Corporation available for distribution to shareholders upon any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series B Preferred Stock and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c)   For the purposes of this Section 5, the consolidation or merger of the Corporation with any other corporation will not be deemed to constitute a liquidation, dissolution or winding up of the Corporation, provided, however, that a Fundamental Change shall be deemed to constitute such a liquidation.

Section 6.    Maturity. The Series B Preferred Stock shall be perpetual unless converted in accordance with this Certificate of Amendment.

Section 7.   Redemptions. (a) The Series B Preferred Stock may not be redeemed by the Corporation prior to the third anniversary of the Effective Date.  Thereafter, the Corporation, at its option, may redeem in whole at any time the shares of Series B Preferred Stock at the time outstanding, upon notice given as provided in Section 7(c) below, at a redemption price per share payable in cash equal to the greater of (i) 125.0% of the sum of (A) the Liquidation Preference, plus (B) all accrued and unpaid dividends, whether or not declared, up to, but excluding, the date fixed for redemption and (ii) 110% of (A) the number of shares of Common Stock into which a share of Series B Preferred Stock would be convertible on the Trading Day immediately prior to the date fixed for redemption (assuming receipt of the Shareholder Approvals) multiplied by (B) the Closing Price of Common Stock on such Trading Day; provided that in no event shall such redemption price exceed 150% of the amount determined in accordance with clause (i) above.  The redemption price for any shares of Series B Preferred Stock shall be payable on the redemption date to the Holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent.  Any declared but unpaid dividends payable on a redemption date that occurs subsequent to a Record Date for a Preferred Dividend Period shall not be paid to the Holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Record Date.

(b)   The Series B Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions.  Holders of Series B Preferred Stock will have no right to require redemption of any shares of Series B Preferred Stock.

(c)   Notice of every redemption of shares of Series B Preferred Stock shall be given by first class mail, postage prepaid, addressed to the Holders of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation.  Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption; provided, however, that failure to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series B Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series B Preferred Stock to be so redeemed except as to the Holder to whom the Corporation has failed to give such notice or except as to the Holder to whom notice was defective.  Notwithstanding the foregoing, if the Series B Preferred Stock or any depositary shares representing interests in the Series B Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the Holders of Series B Preferred Stock at such time and in any manner permitted by such facility.  Each such notice given to a Holder shall state: (1) the redemption date; (2) the number of shares of Series B Preferred Stock to be redeemed; (3) the redemption price (or manner of determination of the redemption price); and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d)   If notice of redemption has been duly given as provided in Section 7(c) and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the Holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date unless the Corporation defaults in the payment of the redemption price, in which case such rights shall continue until the redemption price is paid, dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption, without interest.  Any funds unclaimed at the end of two years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the Holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.  Shares of outstanding Series B Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation, or converted into another series of Preferred Stock, shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

Section 8.   Mandatory Conversion. (a) Effective as of the close of business on the Mandatory Conversion Date, all shares of Series B Preferred Stock shall automatically convert into shares of Common Stock as set forth below.  The number of shares of Common Stock into which a share of Series B Preferred Stock shall be convertible shall be determined by dividing (i) the Liquidation Preference, plus all accrued and unpaid dividends with respect to any Preferred Dividend Period completed prior to the Mandatory Conversion Date (but not with respect to the Preferred Dividend Period in which the Mandatory Conversion Date occurs), by (ii) the Applicable Conversion Price (subject to the conversion procedures of Section 9 hereof).  Upon conversion, Holders shall receive cash in lieu of fractional shares in accordance with Section 13 hereof.

Section 9.   Conversion Procedures.

(a)   Upon occurrence of the Mandatory Conversion Date, the Corporation shall provide notice of such conversion to the Holders (such notice a “Notice of Mandatory Conversion”).  In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion with respect to each Holder shall state, as appropriate:

(i)   the Mandatory Conversion Date;

(ii)   the number of shares of Common Stock to be issued upon conversion of each share of Series B Preferred Stock held of record by such Holder and subject to such mandatory conversion; and

(iii)   if certificates are to be issued, the place or places where certificates for shares of Series B Preferred Stock held of record by such Holder are to be surrendered for issuance of certificates representing shares of Common Stock.

(b)   Effective immediately prior to the close of business on the Mandatory Conversion Date, dividends shall no longer be declared on any such shares of Series B Preferred Stock and such shares of Series B Preferred Stock shall cease to be outstanding, in each case, subject to the right of the Holders to receive any declared and unpaid dividends on such shares to the extent provided in Section 4(g) and any other payments to which the Holders are otherwise entitled pursuant to Section 8, Section 11 or Section 13 hereof, as applicable.

(c)   No allowance or adjustment, except pursuant to Section 10, shall be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on the Mandatory Conversion Date.  Prior to the close of business on the Mandatory Conversion Date, shares of Common Stock issuable upon conversion of the Series B Preferred Stock or other securities issuable upon conversion thereof shall not be deemed outstanding for any purpose, and the Holders shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding shares of Series B Preferred Stock.

(d)   Shares of Series B Preferred Stock converted in accordance with this Certificate of Determination will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance.

(e)   The Person or Persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of Series B Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the Mandatory Conversion Date with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series B Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation.

(f)   No later than three (3) Business Days following delivery of the Notice of Conversion with respect to the Series B Preferred Stock, certificates representing shares of Common Stock shall be issued and delivered to each Holder thereof or each such Holder’s designee (or, at the Corporation’s option such shares shall be registered in book-entry form) upon presentation and surrender of the certificate evidencing the Series B Preferred Stock to the Corporation and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes.

Section 10.   Anti-Dilution Adjustments.  The Conversion Price shall be subject to the following adjustments:

(a) (i)                      Stock Dividends and Distributions. If the Corporation pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Price in effect immediately prior to the Ex-Date for such dividend or distribution will be multiplied by the following fraction:

OS0

OS1

Where,

OS0 =	the number of shares of Common Stock outstanding immediately prior to Ex-Date for such dividend or distribution.

OS1 =
the sum of the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.

For the purposes of this clause (i), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation. If any dividend or distribution described in this clause (i) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such dividend or distribution, to such Conversion

Price that would be in effect if such dividend or distribution had not been declared.

(ii)   Subdivisions, Splits and Combination of the Common Stock. If the Corporation subdivides, splits or combines the shares of Common Stock, then the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by the following fraction:

OS0

OS1
Where,

OS0 =	the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS1 =	the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

For the purposes of this clause (ii), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation. If any subdivision, split or combination described in this clause (ii) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Price that would be in effect if such subdivision, split or combination had not been announced.

(iii)   Issuance of Stock Purchase Rights. If the Corporation issues to all holders of the shares of Common Stock rights or warrants (other than rights or warrants issued pursuant to a shareholders’ rights plan, a dividend reinvestment plan or share purchase plan or other similar plans and does not make the equivalent issuance to the Holders of Series B Preferred Stock) entitling them, for a period of up to 180 days (or any shorter period) from the date of issuance of such rights or warrants, to subscribe for or purchase the shares of Common Stock at less than the Current Market Price on the date fixed for the determination of shareholders entitled to receive such rights or warrants, then the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

OS0 + Y

OS0 + X
Where,

OS0 =	the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such distribution.

X =	the total number of shares of Common Stock issuable pursuant to such rights or warrants.

Y =
the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the Current Market Price on the date fixed for the determination of shareholders entitled to receive such rights or warrants.

For the purposes of this clause (iii), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation. The Corporation shall not issue any such rights or warrants in respect of shares of the Common Stock acquired by the Corporation. In the event that such rights or warrants described in this clause (iii) are not so issued, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to the Conversion Price that would then be in effect if such issuance had not been declared.  To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Price shall be readjusted to such Conversion Price (but giving effect to any other adjustments that may have been made with respect to the Conversion Price pursuant to the terms of this Certificate of Amendment) that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered.  In determining the aggregate offering price payable for such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined in a reasonable manner by the Board of Directors).

(iv)   Self Tender Offers and Exchange Offers.  If the Corporation or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the Closing Price per share of the Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer, then the Conversion Price in effect at the close of business on such immediately succeeding Trading Day will be multiplied by the following fraction:

OS0 × SP0

AC + (SP0 × OS1)
Where,

SP0 =	the Closing Price per share of Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer.

OS0 =	the number of shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.

OS1 =
the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer, giving effect to consummation of the acquisition of all shares validly tendered or exchanged (and not withdrawn) in connection with such tender or exchange.

AC =	the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by the Board of Directors.

In the event that the Corporation, or one of its subsidiaries, is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation, or such subsidiary, is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such tender offer or exchange offer had not been made.

(v)   Rights Plans.  To the extent that the Corporation has a rights plan in effect with respect to the Common Stock on the Mandatory Conversion Date, upon conversion of any shares of the Series B Preferred Stock, Holders will receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to the Mandatory Conversion Date, the rights have separated from the shares of Common Stock, in which case the Conversion Price will be adjusted at the time of separation as if the Corporation had made a distribution to all holders of the Common Stock as described in clause (iii) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(vi)   Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.  In the event the Corporation shall at any time after the Effective Date issue Additional Shares of Common Stock (excluding shares issued as a stock dividend, distribution, subdivision, stock split or combination as provided in Sections 10(a)(i) or (ii) above), without consideration or for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price determined by multiplying such Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue (on an As-Converted Basis) plus (2) the number of shares of Common Stock which the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue (on an As-Converted Basis) plus the number of such Additional Shares of Common Stock so issued and/or deemed to be issued.

(vii)   Determination of Consideration.  For purposes of this Subsection 10(a), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows.  Such consideration shall:

(A)   insofar as it consists of cash, be computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(B)   insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors, or if requested by the holders of 66-2/3% of the Series B Preferred Stock, by agreement of the Board of Directors and such holders, and if the Board of Directors and such holders do not agree on such fair market value, by an independent nationally-recognized investment banking firm selected by the Board of Directors and such holders pursuant to an evaluation procedure agreed upon by the Board of Directors and such holders; and

(C)   in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors.

(b)   All adjustments to the Conversion Price shall be calculated to the nearest 1/10 of a cent.  No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further that on the Mandatory Conversion Date, adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.  When any adjustment is to be made in respect of a distribution of Common Stock or rights or warrants to purchase Common Stock, such adjustment shall also be made for any securities convertible, exchangeable or exercisable for shares of Common Stock.

(c)   No adjustment to the Conversion Price shall be made if Holders may participate in the transaction that would otherwise give rise to an adjustment, as a result of holding the Series B Preferred Stock (including without limitation pursuant to Section 4 hereof), without having to convert the Series B Preferred Stock, as if they held the full number of shares of Common Stock into which a share of the Series B Preferred Stock may then be converted.

(d)   Notwithstanding anything contained herein, the Applicable Conversion Price shall not be adjusted:

(i)   upon the issuance of any shares of Common Stock pursuant to any present or future plan, sponsored by the Corporation and generally open to participation by the Corporation's securityholders, providing for the reinvestment of dividends or interest payable on the Corporation’s securities and/or the investment of additional optional amounts in shares of Common Stock;

(ii)   upon the issuance of any shares of Common Stock or rights or warrants to purchase those shares, pursuant to any present or future benefit plan or program for employees, directors and/or consultants adopted or assumed by the Corporation or any of its subsidiaries;

(iii)   upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Effective Date and not substantially amended thereafter;

(iv)   for a change in the par value or no par value of Common Stock; or

(v)   for accrued and unpaid dividends on the Series B Preferred Stock.

(e)   Whenever the Conversion Price is to be adjusted in accordance with Section 10(a), the Corporation shall: (i) compute the Conversion Price in accordance with Section 10(a), taking into account the $0.01 threshold set forth in Section 10(b) hereof; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to Section 10(a), taking into account the $0.01 threshold set forth in Section 10(b) hereof (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Price in accordance with Section 10(a) or Section 10(b) hereof, provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.

Section 11.   Reorganization Events. (a) In the event that, prior to the Mandatory Conversion Date there occurs:

(i)   any consolidation, merger or other similar business combination of the Corporation with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(ii)   any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person; or

(iii)   any reclassification of the Common Stock into securities including securities other than the Common Stock;

(any such event specified in this Section 11(a), a “Reorganization Event”), then each share of Series B Preferred Stock outstanding immediately prior to such Reorganization Event shall remain outstanding but shall automatically convert, effective as of the close of business on the Mandatory Conversion Date, into the type and amount of securities, cash and other property receivable in such Reorganization Event by the holder (excluding the counterparty to the Reorganization Event or an Affiliate of such counterparty) of that number of shares of Common Stock into which the share of Series B Preferred Stock would then be convertible (and for the purpose of such calculation, shares of Common Stock sufficient for the full conversion of all shares of Series B Preferred Stock shall be deemed to be authorized for issuance under the Certificate of Incorporation on such date) (such securities, cash and other property, the “Exchange Property”).

(b)   In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of Common Stock that affirmatively make an election. The amount of Exchange Property receivable upon conversion of any Series B Preferred Stock in accordance with Section 8 shall be determined based upon the Conversion Price in effect on the date of consummation of the Reorganization Event.

(c)   The above provisions of this Section 11 shall similarly apply to successive Reorganization Events and the provisions of Section 10 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(d)   The Corporation (or any successor) shall, within twenty (20) days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property.  Failure to deliver such notice shall not affect the operation of this Section 11.

(e)   Notwithstanding anything to the contrary in this Section 11 or otherwise in this Certificate of Amendment, the Corporation shall not enter into any agreement for a transaction constituting a Fundamental Change unless such agreement (i) entitles Holders to receive, on an as-converted basis, the securities, cash and other property receivable in such transaction by a holder of shares of Common Stock that was not the counterparty to such transaction or an Affiliate of such other party as described in Section 11(a), (ii) provides that each share of Series B Preferred Stock shall be converted into the number of shares of Common Stock as provided in Section 8 or (iii) provides that (1) the Series B Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (2) such Series B Preferred Stock remaining outstanding or such preferred securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the Holders thereof than the rights, preferences, privileges and voting powers of the Series B Preferred Stock, taken as a whole.  For the avoidance of doubt, nothing herein shall prohibit the Corporation from entering into or consummating a transaction constituting a Fundamental Change provided that the Series B Preferred Stock is treated as set forth in the preceding sentence.

Section 12.   Voting Rights. (a)  Holders will not have any voting rights, including the right to elect any directors, except (i) voting rights, if any, required by law, and (ii) voting rights, if any, described in this Section 12.

(b)   So long as any shares of Series B Preferred Stock are outstanding, the vote or consent of the Holders of sixty-six and two-thirds percent (66-2/3%) of the shares of Series B Preferred Stock at the time outstanding, voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by New Jersey law:

(i)   any amendment, alteration or repeal (including by means of a merger, consolidation or otherwise) of any provision of the Certificate of Incorporation (including this Certificate of Amendment) or the Corporation’s bylaws that would significantly and adversely affect the rights or preferences of the Series B Preferred Stock;

(ii)   any amendment or alteration (including by means of a merger, consolidation or otherwise) of the Corporation’s Certificate of Incorporation to authorize, or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Corporation’s capital stock ranking senior to the Series B Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(iii)   any voluntary liquidation, dissolution or winding up of the Corporation; or

(iv)   the consummation of a reclassification involving the Series B Preferred Stock or a merger or consolidation of the Corporation with another entity, or a sale of all or substantially all of the assets of the Corporation, except that the Holders will have no right to vote under this provision or under New Jersey law if in each case (x) the Series B Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (y) such Series B Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the Holders thereof than the rights, preferences, privileges and voting powers of the Series B Preferred Stock, taken as a whole;

provided, however, that any increase in the amount of the authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of any series of preferred stock or any securities convertible into preferred stock ranking equally with and/or junior to the Series B

Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the Corporation’s liquidation, dissolution or winding up will not, in and of itself, be deemed to adversely affect rights, preferences or privileges of the Series B Preferred Stock and, notwithstanding any provision of New Jersey law, Holders will have no right to vote solely by reason of such an increase, creation or issuance.

(c)   Notwithstanding the foregoing, Holders shall not have any voting rights if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Series B Preferred Stock shall have been converted into shares of Common Stock.

Section 13.   Fractional Shares.

(a)   No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series B Preferred Stock.

(b)   In lieu of any fractional share of Common Stock otherwise issuable in respect of any mandatory conversion pursuant to Section 8 hereof, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the Mandatory Conversion Date.

(c)   If more than one share of the Series B Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series B Preferred Stock so surrendered.

Section 14.   Reservation of Common Stock.

(a)   Following the receipt of the Shareholder Approvals, the Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares acquired by the Corporation, solely for issuance upon the conversion of shares of Series B Preferred Stock, as provided in this Certificate of Amendment, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all such shares of Series B Preferred Stock then outstanding.  For purposes of this Section 14(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series B Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b)   Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Series B Preferred Stock, as herein provided, shares of Common Stock acquired by the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances.

(c)   All shares of Common Stock delivered upon conversion of the Series B Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(d)   Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series B Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(e)   The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on The NASDAQ Stock Market or any other national securities exchange or automated quotation system, the Corporation will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all the Common Stock issuable upon conversion of the Series B Preferred Stock, and, for the purpose of such calculation, shares of Common Stock sufficient for the full conversion of all shares of Series B Preferred Stock shall be deemed to be authorized for issuance under the Certificate of Incorporation on such date.

Section 15.   Replacement Certificates.

(a)   The Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

(b)   The Corporation shall not be required to issue any certificates representing the Series B Preferred Stock on or after the Mandatory Conversion Date.

Section 16.   Tax Treatment. The Corporation covenants not to treat the Series B Preferred Stock as preferred stock for purposes of Section 305 of the Internal Revenue Code of 1986, as amended, except as otherwise required by applicable law.

RESOLVED, that all actions taken by the officers and directors of the Corporation or any of them in connection with the foregoing resolutions through the date hereof be, and they hereby are, ratified and approved.

IN WITNESS WHEREOF, the undersigned have signed and attested this certificate on the 20th day of September, 2010.

SUN BANCORP, INC.

By:  /s/ Thomas X. Geisel
        Name:  Thomas X. Geisel
        Title:  President and Chief Executive Officer